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                                                                       Exhibit 5
                               HUNTON & WILLIAMS

                         RIVERFRONT PLAZA, EAST TOWER

                             951 EAST BYRD STREET

                         RICHMOND, VIRGINIA 23219-4074


                                 May 24, 1995


Virginia Electric and Power Company
Richmond, Virginia  23219

                     Virginia Electric and Power Company
                     First and Refunding Mortgage Bonds
                     ----------------------------------

Ladies & Gentlemen:

   We consent that this opinion may be filed as an Exhibit to the Registration Statement on Form S-3 of Virginia Electric and Power Company (the Company) that is being filed with the Securities and Exchange Commission on or about May
24, 1995 in connection with the proposed registration of up to $500 million aggregate principal amount of its First and Refunding Mortgage Bonds (the Bonds), under and pursuant to the Company's Indenture of Mortgage dated November 1, 1935, as heretofore supplemented and modified by eighty-four supplemental indentures and as to be further supplemented by one or more additional supplemental indentures (the Supplemental Indentures) to be entered into in connection with the Bonds (the Mortgage).

   We are of the opinion that the Company is a corporation duly organized and existing under the laws of Virginia, is duly qualified as a foreign corporation in West Virginia and North Carolina, and has corporate power to conduct its business and issue the Bonds.

   We are further of the opinion that when the steps mentioned in the next paragraph below shall have been taken, (a) all requisite corporate and governmental authorizations will have been given for the issuance and sale of the Bonds (except such governmental authorization as may be necessary under the blue sky laws of the several states), and (b) the Bonds will be valid, legal and binding obligations of the Company (subject, as to enforceability, to applicable bankruptcy, moratorium and similar laws from time to time in force) and entitled, except as stated below, to the security purportedly afforded by the Mortgage (except that (i) the lien may not be valid as against purchasers with respect to real property in Virginia and West Virginia acquired after recordation of a further supplemental indenture, (ii) the lien with respect to personal property held by bailees may be defeated and (iii) no opinion is expressed as to the validity or enforceability of any covenant to pay interest on defaulted interest). The Mortgage contains customary provisions for the enforcement of the security provided for therein, certain of which may be limited by the laws of Virginia, West Virginia or North Carolina and by the Atomic Energy Act, as amended (but such laws and Act do not, in our opinion, make inadequate the remedies necessary to the realization of the benefits of such security) and may also be limited or rendered unavailable by bankruptcy, moratorium and similar laws from time to time in force.
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                               HUNTON & WILLIAMS

Virginia Electric and Power Company
May 24, 1995
Page 2



       The steps to be taken as indicated in the preceding paragraph are:

      (1) authorization of the issuance and sale of the Bonds by the Board of Directors of the Company and the State Corporation Commission of Virginia;

      (2) approval of certain terms of the Bonds by the Executive Committee of the Company;

      (3)    compliance with the Securities Act of 1933, as amended;

      (4)    execution and recordation of the Supplemental Indentures;

      (5) filing of the Supplemental Indentures in the office of the Secretary of State of West Virginia; and

      (6) issuance and sale of the Bonds in accordance with such authorizations.

      Insofar as this opinion relates to any matter governed by the laws of West Virginia, we base it on the opinion of Jackson & Kelly, Charleston, West Virginia, evidenced by their consents to the statements made in regard to them under the caption EXPERTS in the Registration Statement. But we express no opinion with respect to any matter governed by the laws of West Virginia in regard to property titles, franchises or the lien of the Mortgage.

      We hereby consent to the statements made in regard to our firm under the captions EXPERTS and LEGAL OPINIONS in the Registration Statement.

                                Very truly yours,


                                HUNTON & WILLIAMS